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                                                                    EXHIBIT 99.2



                  CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
                  --------------------------------------------


     The undersigned, pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, hereby consents to being named as a person about to become a Director of Mercantile Bancorporation Inc. in the Joint Proxy Statement/ Prospectus which forms a part of the Registration Statement on Form S-4 of Mercantile Bancorporation Inc. ("MBI") to be filed with the Securities and Exchange Commission in connection with the Agreement and Plan of Reorganization, dated October 27, 1996, as amended, by and between MBI, Ameribanc, Inc. and Mark Twain Bancshares, Inc.



Dated:  March 19, 1997




                                           /s/ Alvin J. Siteman
                                           --------------------------
                                           Alvin J. Siteman